Exhibit 10.3

English Summary of Exclusive License Agreement (the “Agreement”), dated January 31, 2008, by and between Macrocure Ltd. (the “Company”) and Professor David Danon (the “Researcher”), as amended by an Addendum, dated January 16, 2011 (the “Addendum”).

•	Subject Matter of Agreement: (i) Grant of exclusive license by the Researcher to the Company with respect to certain technology developed by the Researcher (the “Licensed Technology”); and (ii) Conduct of supplemental research by Researcher on behalf of the Company.

•	Subject and Scope of License under Agreement: The Researcher granted to the Company an exclusive, worldwide right of use in U.S. Patent No. 6,146,890, filed with the U.S. Patent and Trademark Office on June 30, 1995, containing claims relating to a method for differentiating monocytes into macrophages and a method for culturing macrophages from blood and in any parallel or similar patent application filed by the Researcher or on his behalf, anywhere in the world (collectively, the “Existing Patents”). The Researcher represented that no third party has any right of ownership, use or receipt of consideration in respect of the Licensed Technology, apart from his daughter Daphna Crotty (Krim).

•	The Researcher furthermore granted to the Company a unique and exclusive license, unlimited in time and for all countries worldwide, (a) to implement the Licensed Technology and to make any kind of commercial use of it; and (b) to research, develop, manufacture, sell, market and trade, in any manner, products based on the Existing Patents. The license was granted to the Company, which may use it itself or through any other body and/or company controlled by the Company. For purposes of the Agreement, “control” is defined as the possession of at least half of the voting rights and/or the right to appoint directors and/or the right to receive profits. Furthermore, the Company may grant a secondary license for the execution of all or any of the following: research, development, manufacture, marketing, sale and/or distribution of product(s) by any third parties (“Secondary Licenses” and “Secondary Licensees”, respectively) provided that the Researcher's rights are not prejudiced and the Company remains bound by all provisions of the Agreement towards the Researcher as if no Secondary License was granted.

•	In consideration of the grant of the license and the right to grant sub-licenses to Secondary Licensees, the Company was required to pay to the Researcher milestone payments upon the achievement of clinical milestones and royalties from sales derived from any products developed under the Licensed Technology.

•	Supplemental Research by Researcher. Pursuant to the Agreement, and further to the license being granted to the Company thereunder, it was agreed that the Researcher, along with Dr. Adi Shani and other researchers, would carry out secondary research based on the Researcher’s directions. The provisions related to the secondary research were to be renewed each year as long as the Researcher was to be a part of the research and as long as the Company was to pay the Researcher a monthly consulting fee.

•	Term and Termination of License. The License is without limitation in time. The Company may terminate the Agreement at any time upon three months prior notice. The Researcher has no right to terminate the Agreement for any reason other than a fundamental breach by the Company that has not been cured within 90 days of the Company’s receipt of written notice thereof.

•	Terms of Addendum. The Addendum to the Agreement granted to the Company the right to make a one-time payment of $1.0 million, plus value added tax, to the Researcher in exchange for the Researcher’s waiver of his right to ongoing royalties under the Agreement. The Company exercised this right concurrently with entry into the Addendum.

•	Additional Terms. The Agreement further includes terms concerning the following non-material matters, which have been omitted from this Summary:

•	Confidentiality

•	Publication of Research Results

•	Jurisdiction and Applicable Law